FAEGRE & BENSON
Professional Limited Liability Partnership
2200 Norwest Center, 90 South Seventh Street
    Minneapolis, Minnesota 55402-3901
          Telephone 612-336-3000
          Facsimile 612-336-3026

            February 21, 1996


Jundt Funds, Inc
1550 Utica Avenue South
Suite 950
Minneapolis, Minnesota  55416

     Re:  Rule 24f-2 Notice for Jundt
            Funds, Inc. (File No.33-99080)

Dear Sir or Madam:

      We  have acted as general counsel to
Jundt Funds,  Inc.,  a Minnesota  corporation
(the "Company"), in  connection  with  the
Company's  Registration  Statement on Form
N-1A  (File  No.  33-99080).   This opinion is
addressed to you in connection  with  a filing
by  the Company of a notice pursuant to
Rule 24f-2  under the  Investment Company
Act of 1940, as amended (the "Rule  24f-2
Notice").   In  that connection, we have
examined such  documents and  have
reviewed such questions of law as we have considered necessary and appropriate for the purpose of this opinion. Based thereon, we advise you that, in our opinion, the 160,000 shares of common stock, $.01 par value per share, sold by the Company during the fiscal year ended December 31, 1995, as set forth in the Rule 24f-2 Notice, were legally issued, have been fully paid and are nonassessable, if issued and sold upon the terms and in the manner set forth in the Registration Statement of the Company referred to above.

                    Very truly yours,



                    Faegre & Benson
               Professional Limited Liability
                       Partnership

M1:0102981.01